                                   EXHIBIT D



  BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION                       BANKERS TRUST COMPANY
  231 South LaSalle Street                            130 Liberty Street
  Chicago, Illinois  60697                         New York, New York  10006

BANCAMERICA ROBERTSON STEPHENS                    BT ALEX. BROWN INCORPORATED
  231 South LaSalle Street                            130 Liberty Street
   Chicago, Illinois  60697                        New York, New York  10006



                                          October 1, 1997


                            Senior Credit Facilities
                                Commitment Letter



Fremont Purchaser II, Corp.
Fifty Fremont Street, Suite 3700
San Francisco, California  94105
Attention:  Mr. James T. Farrell

RCBA Purchaser I, L.P.
909 Montgomery Street, Suite 400
San Francisco, California  94105
Attention:  Mr. John C. Walker

Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas  78230
Attention:  Mr. Raymond R. Hannigan

Ladies and Gentlemen:

                  You have advised BancAmerica Robertson Stephens ("BRS"), Bank of America National Trust and Savings Association ("Bank of America"), BT Alex. Brown Incorporated ("BT Alex. Brown") and Bankers Trust Company ("Bankers Trust") that Fremont Purchaser II, Corp. ("Fremont"), RCBA Purchaser I, L.P. ("RCBA" and, together with Fremont, the "Sponsors") and Kinetic Concepts, Inc. (the "Borrower") intend to enter into a transaction agreement (the "Transaction Agreement") pursuant to which the Sponsors, together with certain of their affiliates and investors (the Sponsors and such affiliates and investors are collectively referred to herein as the "New Investor Group"), will participate and invest in a leveraged recapitalization transaction involving the Borrower (the "Recapitalization").

                  We understand that the Recapitalization will be accomplished through the following steps: (a) the Sponsors will purchase for cash from the Borrower up to $154,700,000 (but not less than $125,000,000) of newly issued shares of common stock ("Shares") of the Borrower (the "New Investor Shares");
(b) the Borrower will make an all cash tender offer (the "Tender Offer") to acquire all of its issued and outstanding Shares (and related options), other than the New Investor Shares, Shares and certain management options (such Shares and management options, together with the New Investor Shares, the "Rollover Shares") owned by certain existing stockholders of the Borrower, including members of the Borrower's Board of Directors and/or management and (the "Rollover Shareholders" and, together with the New Investor Group, the "Buyers"), for a maximum aggregate repurchase price not to exceed $655,000,000;
(c) any Shares (and related options) acquired by the Borrower pursuant to the Tender Offer will immediately be cancelled; (d) any Shares (and related options) not acquired pursuant to the Tender Offer (other than the Rollover Shares) will be acquired in a merger in which such Shares will be converted to the right to receive the consideration paid in the Tender Offer (the "Merger"); and (e) pursuant to the Merger, the Rollover Shares (which shall have an aggregate value of at least $355,200,000) shall be converted to shares of the Borrower as the surviving corporation of the Merger, which shares shall represent all of the issued and outstanding common stock of the Borrower immediately following the Merger. References herein to the "Recapitalization" shall include all of the foregoing transactions and all related financings and other transactions. Upon consummation of the Recapitalization, the New Investor Group will own at least 66-2/3% of the then outstanding shares of common stock of the Borrower.

                  You have also advised us that you propose to finance the Recapitalization (including the refinancing of existing indebtedness) and the related premiums, fees and expenses from the following sources: (a) the Borrower will receive at least $125,000,000 in cash proceeds from the sale of the New Investor Shares prior to the consummation of the Tender Offer on terms to be agreed upon by you and us; (b) the Borrower will require senior secured credit facilities (such credit facilities, the "Credit Facilities") comprised of term loan facilities aggregating $300,000,000 (the "Term Loan Facilities"), a $130,000,000 tender facility (the "Tender Facility"), a $50,000,000 revolving credit facility (the "Revolving Credit Facility") and a $50,000,000 acquisition facility (the "Acquisition Facility"), the proceeds of which will be used to finance a portion of the Recapitalization and to finance the working capital requirements and other corporate purposes (including permitted acquisitions) of the Borrower and its subsidiaries; and (c) the Borrower will, prior to the consummation of the Merger, require at least $200,000,000 in cash proceeds from either (i) the issuance of senior subordinated unsecured notes (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement or (ii) the proceeds of borrowings under a subordinated bridge facility made available to the Borrower as interim bridge financing to the Senior Subordinated Notes (the "Subordinated Facility").

                  Bank of America and Bankers Trust are each pleased to advise you of their several commitments to provide one-half of the Credit Facilities. The Statement of Terms and Conditions attached as Exhibits A and B hereto (collectively, the "Term Sheet") sets forth the principal terms and conditions on and subject to which Bank of America and Bankers Trust are willing to make available their respective portions of the Credit Facilities.

                  It is agreed that Bank of America will act as the administrative agent in respect of the Credit Facilities and that Bankers Trust will act as the syndication agent in respect of the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles in accordance with the terms of this Commitment Letter. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

                  We intend to syndicate the Credit Facilities to a group of financial institutions (together with Bank of America and Bankers Trust, the "Lenders") identified by us in consultation with you. BRS and BT Alex. Brown intend to commence syndication efforts promptly, and you agree actively to assist BRS and BT Alex. Brown in completing a syndication satisfactory to them. Such assistance shall include (a) your using reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Sponsors, the Borrower and the affiliates of the Sponsors which own a direct or indirect interest in the Borrower, (b) direct contact between senior management of the Sponsors and the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with BRS and BT Alex. Brown, of one or more meetings of prospective Lenders.

                  BRS and BT Alex. Brown, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. BRS and BT Alex. Brown will each have syndication discussions with one-half of the number of invited institutions, except that BRS will have the exclusive right to have syndication discussions with respect to the institutions invited to participate in the Tranche B Term Loan Facility and the Tranche C Term Loan Facility (as such terms are defined in the Term Sheet). To assist BRS and BT Alex. Brown in their syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its respective subsidiaries, the Recapitalization and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any of us by you or any of your representatives (in each case, with respect to Information furnished to any of us prior to the date of commencement of the syndication of the Credit Facilities, as supplemented from time to time prior to such date) is or will be, to the best of your knowledge, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of us by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized). You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

                  As consideration for Bank of America's and Bankers Trust's commitments hereunder and BRS's and BT Alex. Brown's agreements to perform the services described herein, you agree to pay, or to cause the Borrower to pay, to Bank of America and Bankers Trust the nonrefundable fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter").

                  We shall be entitled, with your consent (which shall not be unreasonably withheld), to change the structure or amount of, or to eliminate, any of the Credit Facilities if we determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Credit Facilities shall remain unchanged and the amount of the Tender Facility shall not be increased.

                  Bank of America's and Bankers Trust's commitments hereunder and BRS's and BT Alex. Brown's agreements to perform the services described herein are subject to (a) our completion of and satisfaction in all respects with our continuing legal and environmental due diligence investigation of the Borrower and its subsidiaries, (b) there not occurring or becoming known to us any change, occurrence or development that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries, taken as a whole, (c) our not becoming aware after the date hereof of any material negative information or other matter affecting the Borrower and its subsidiaries, taken as a whole, or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred and being continuing a material disruption of or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Credit Facilities which, in our reasonable judgment, could reasonably be expected to materially impair the syndication of the Credit Facilities, (e) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Subordinated Notes) or bank financing by or on behalf of the Borrower or any of its affiliates, (f) the negotiation, execution and delivery on or before January 31, 1998 of customary definitive documentation with respect to the Credit Facilities satisfactory to Bank of America, Bankers Trust and their counsel, and (g) the other conditions set forth or referred to in the Term Sheet.

                  You agree (a) to indemnify and hold harmless Bank of America, Bankers Trust, BRS, BT Alex. Brown, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Recapitalization or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a final judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Bank of America, Bankers Trust, BRS, BT Alex. Brown and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel (including, without duplication of effort, allocated costs of internal counsel)) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

                  This Commitment Letter shall not be assignable by you without the prior written consent of Bank of America, Bankers Trust, BRS and BT Alex. Brown (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, provided that each of Fremont and RCBA may assign its rights and obligations under this Commitment Letter and the Fee Letter to any other affiliate of Fremont Partners, L.L.C. or Richard C. Blum & Associates, L.P., respectively, in connection with the assignment by Fremont or RCBA, as the case may be, to such affiliate of all of its Shares and all of its rights and obligations under the Transaction Agreement and the other Recapitalization Documentation (as defined in Exhibit A). This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of you, Bank of America, Bankers Trust, BRS and BT Alex. Brown. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Term Sheet and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. All of your obligations under this Commitment Letter and the Fee Letter shall be joint and several obligations.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of the Sponsors and the Borrower who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Bank of America's and Bankers Trust's commitments hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the sixth and thirteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the consummation of the Recapitalization, and you shall automatically be released from all liability in connection therewith at such time.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., Chicago time, on October 3, 1997. Bank of America's and Bankers Trust's commitments and BRS's and BT Alex. Brown's agreements herein will expire at such time in the event Bank of America and Bankers Trust have not received such executed counterparts in accordance with the immediately preceding sentence.

                  We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                            Very truly yours,

                                            BANK OF AMERICA NATIONAL TRUST AND
                                              SAVINGS ASSOCIATION


                                            By: /s/ Kevin Morrison
                                               ____________________________
                                               Name: Kevin Morrison
                                               Title: Vice President


                                            BANCAMERICA ROBERTSON STEPHENS


                                            By: /s/ Mark Lies
                                               ____________________________
                                               Name: Mark Lies
                                               Title: Managing Director


                                            BANKERS TRUST COMPANY


                                            By: /s/ Victoria T. Page
                                               ____________________________
                                               Name: Victoria T. Page
                                               Title: Managing Director


                                            BT ALEX. BROWN INCORPORATED


                                            By: /s/ Kate W. Cook
                                               ____________________________
                                               Name: Kate W. Cook
                                               Title: Managing Director

Accepted and agreed to as of
the date first written above by:

FREMONT PURCHASER II, INC.


By: /s/ R.S. Kopf
   ____________________________
   Name: R.S. Kopf
   Title: General Counsel and Secretary

RCBA PURCHASER I, L.P.


By:/s/ N. Colin Lind
   _____________________________
   Name: N. Colin Lind
   Title: Managing Director


KINETIC CONCEPTS, INC.


By:/s/ Raymond R. Hannigan
  ____________________________
   Name: Raymong R. Hannigan
   Title: President and Chief Executive Officer

                                                                       EXHIBIT A



                            SENIOR CREDIT FACILITIES

                        Statement of Terms and Conditions


                          ---------------------------

                  Fremont Purchaser II, Corp. ("Fremont"), RCBA Purchaser I, L.P. ("RCBA" and, together with Fremont, the "Sponsors") and Kinetic Concepts, Inc. (the "Borrower") have entered into a transaction agreement (the "Transaction Agreement") pursuant to which the Sponsors, together with certain of their affiliates and investors (the Sponsors and such affiliates and investors are collectively referred to herein as the "New Investor Group"), will participate and invest in a leveraged recapitalization transaction involving the Borrower (the "Recapitalization"). The Recapitalization will be accomplished through the following steps: (a) the Sponsors will purchase for cash from the Borrower up to $154,700,000 (but not less than $125,000,000) of newly issued shares of common stock ("Shares") of the Borrower (the "New Investor Shares");
(b) the Borrower will make an all cash tender offer (the "Tender Offer") to acquire all of its issued and outstanding Shares (and related options), other than the New Investor Shares and Shares and certain management options (such Shares and management options, together with the New Investor Shares, the "Rollover Shares") owned by certain existing stockholders of the Borrower, including members of the Borrower's Board of Directors and/or management (the "Rollover Shareholders" and, together with the New Investor Group, the "Buyers"), for a maximum aggregate repurchase price not to exceed $655,000,000;
(c) any Shares (and related options) acquired by the Borrower pursuant to the Tender Offer will immediately be cancelled; (d) any Shares (and related options) not acquired pursuant to the Tender Offer (other than the Rollover Shares) will be acquired in a merger in which such Shares will be converted to the right to receive the consideration paid in the Tender Offer (the "Merger"); and (e) pursuant to the Merger, the Rollover Shares (which shall have an aggregate value of at least $355,200,000) shall be converted to newly issued shares of the Borrower as the surviving corporation of the Merger, which newly issued shares shall represent all of the issued and outstanding common stock of the Borrower immediately following the Merger. References herein to the "Recapitalization" shall include all of the foregoing transactions and all related financings and other transactions. Upon consummation of the Recapitalization, the New Investor Group will own at least 66-2/3% of the then outstanding shares of common stock of the Borrower. Set forth below is a statement of the terms and conditions for the Senior Merger Facilities:

I.  Parties

Borrower:                      Kinetic Concepts, Inc. (the "Borrower").

Guarantors:                    Each of the Borrower's direct and indirect
                               domestic subsidiaries (collectively, the
                               "Guarantors"). In addition, the holding company parent of the Borrower ("Holdings"), if any such holding company exists, shall also be a "Guarantor."

Administrative Agent:          Bank of America National Trust and Savings
                               Association ("Bank of America" and, in such capacity, the "Administrative Agent").

Syndication Agent:             Bankers Trust Company ("Bankers Trust" and, in
                               such capacity, the "Syndication Agent"; together with the Administrative Agent, the "Agents").

Lenders: A syndicate of banks, financial institutions and other entities, including Bank of America or one of its affiliates and Bankers Trust, arranged by the Agents in consultation with the Borrower (collectively, the "Lenders").

II.  Types and Amounts of Senior Merger Facilities

A.   Term Loan Facilities

Types and Amounts of
Facilities:                    Term loan facilities ("Term Loan Facilities") in
                               an aggregate amount of $300,000,000 (the loans thereunder, the "Term Loans") comprised of the following:

                               Tranche A Term Loan Facility: A six year term loan facility (the "Tranche A Term Loan Facility") in an aggregate principal amount equal to $120,000,000 (the loans thereunder, the "Tranche A Term Loans"). The Tranche A Term Loans shall be repayable in quarterly installments payable at the end of March, June, September and December of each year, commencing March 31, 1998, with the aggregate amount payable in each year equal to the amount set forth below opposite such year (and the installments in each year being equal);

                                              Year              Amount
                                              ----              ------
                                              1998            $ 3,000,000
                                              1999              7,000,000
                                              2000             15,000,000
                                              2001             30,000,000
                                              2002             30,000,000
                                              2003             35,000,000


                               Tranche B Term Loan Facility: A seven year term loan facility (the "Tranche B Term Loan Facility") in an aggregate principal amount equal to $90,000,000 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be repayable in quarterly installments payable at the end of March, June, September and December of each year, commencing March 31, 1998, with the aggregate amount payable in each year equal to the amount set forth below opposite such year (and the installments in each year being equal, except that the first three installments in 2004 shall be equal to $225,000 and the final installment shall be equal to $83,925,000):

                                            Year                Amount
                                            ----                ------
                                            1998            $   900,000
                                            1999                900,000
                                            2000                900,000
                                            2001                900,000
                                            2002                900,000
                                            2003                900,000
                                            2004             84,600,000


                               Tranche C Term Loan Facility: An eight year term loan facility (the "Tranche C Term Loan Facility") in an aggregate principal amount equal to $90,000,000 (the loans thereunder, the "Tranche C Term Loans"). The Tranche C Term Loans shall be repayable in quarterly installments payable at the end of March, June, September and December of each year, commencing March 31, 1998, with the aggregate amount payable in each year equal to the amount set forth below opposite such year (and the installments in each year being equal, except that the first three installments in 2005 shall be equal to $225,000 and the final installment shall be equal to $83,025,000):

                                             Year                  Amount
                                             ----                  ------
                                             1998               $   900,000
                                             1999                   900,000
                                             2000                   900,000
                                             2001                   900,000
                                             2002                   900,000
                                             2003                   900,000
                                             2004                   900,000
                                             2005                83,700,000


                               On the basis of market reception during the syndication process, the Agents may determine, with the consent of the Borrower (which consent shall not be unreasonably withheld), to increase or decrease the amount of the Tranche B Term Loan Facility, and to correspondingly decrease or increase the amount of the Tranche C Term Loan Facility, provided that the aggregate amount of the Term Loan Facilities will equal $300,000,000.

Availability:                  The Term Loans shall be made in a single drawing
                               on the Closing Date (as defined in Exhibit B).

Purpose: The proceeds of the Term Loans shall be used to finance a portion of the Recapitalization and to pay related fees and expenses.

B. Tender Facility

Type and Amount of
Facility:                      Tender facility ("Tender Facility") in the amount
                               of $130,000,000 (the loans thereunder, the "Tender Loans").

Availability:                  The Tender Loans shall be made in a single
                               drawing on the Closing Date.

Amortization:                  The Tender Loans will be repayable in full on the
                               day which is three weeks after the Closing Date
                               (the "Maturity Date").

Purpose: The proceeds of the Tender Loans shall be used to finance (a) the purchase of outstanding shares of common stock of the Borrower pursuant to the Tender Offer and (b) the payment of interest, fees and other expenses incurred in connection with the Tender Offer.

C. Revolving Credit Facility

Type and Amount of
Facility:                      Six year revolving credit facility ("Revolving
                               Credit Facility") in the amount of $50,000,000
                               (or the equivalent thereof in foreign currencies under the multi-currency subfacility described below) at any one time outstanding (the loans thereunder, the "Revolving Credit Loans").

Availability:                  The Revolving Credit Facility shall be available
                               on a revolving basis during the period commencing on the Closing Date and ending on December 31, 2003 (the "Revolving Credit Termination Date").

Letters of Credit:             A portion of the Revolving Credit Facility not in
                               excess of an amount to be agreed upon shall be available for the issuance of letters of credit
                               (the "Letters of Credit") by Bank of America or one of its affiliates (in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance thereof and (b) thirty days prior to the Revolving Credit
                               Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods
                               (which shall in no event extend beyond the date referred to in clause (b) above).

                               Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Multi-Currency
Subfacility:                   A portion of the Revolving Credit Facility not in
                               excess of an amount to be agreed upon shall be available directly to certain foreign subsidiaries of the Borrower. Loans under the Multi-Currency Subfacility ("Multi-Currency
                               Loans") shall be available in foreign currencies to be agreed, subject to sub-limits for each such currency to be agreed. The structure of the Multi-currency Subfacility (for example, as to which Lenders shall provide the loans thereunder) shall be determined by the Administrative Agent after consultation with the Borrower, but it is the intention of the Administrative Agent that all the Lenders shall share the risk on a pro rata basis. If one Lender fronts for the other
                               Lenders in respect of a Multi-Currency Loan, such fronting Lender shall receive from the Borrower a fronting fee in respect thereof in an amount to be determined.

Maturity:                      The Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used to finance a portion of the Recapitalization and related fees and expenses and to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business, including to finance Permitted Acquisitions (as defined below).

D. Acquisition Facility

Type and Amount of
Facility:                      Six year acquisition facility ("Acquisition
                               Facility" and, together with the Term Loan
                               Facilities, the Tender Facility and the Revolving
                               Credit Facility, the "Credit Facilities") in the amount of $50,000,000 (the loans thereunder, the "Acquisition Loans" and, together with the Term
                               Loans, the Tender Loans and the Revolving Credit
                               Loans, the "Loans").

Availability:                  The Acquisition Loans will be available in one or
                               more drawings during the period commencing on the Closing Date and ending on December 31, 2000 (the
                               "Acquisition Facility Termination Date").
                               Acquisition Loans may not be repaid and
                               reborrowed, except that Acquisition Loans made to finance the Recapitalization may be repaid on or prior to the date of the Merger as described under "Mandatory Prepayments and Commitments
                               Reductions" below and reborrowed after the date of such repayment to finance Permitted
                               Acquisitions and to pay related fees and expenses.

Maturity:                      The aggregate principal amount of Acquisition
                               Loans outstanding on the Acquisition Facility
                               Termination Date shall be repayable in twelve equal quarterly installments payable at the end of March, June, September and December of each year, commencing March 31, 2001.

Purpose: The proceeds of the Acquisition Loans shall be used to finance, the Recapitalization, Permitted Acquisitions and related fees and expenses.

III. Certain Payment Provisions

Fees and Interest Rates:       As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:         Loans (including the Tender Loans) may be prepaid
                               and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. No prepayment of Term Loans shall be permitted if any Tender
                               Loans are outstanding. Optional prepayments of the Term Loans and Acquisition Loans shall be applied pro rata to the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and the Acquisition Loans, and ratably to the remaining installments thereof. Notwithstanding the foregoing, in the case of any optional prepayment to be applied to the Tranche B Term
                               Loans and the Tranche C Term Loans, the Borrower may (at its option) offer the holders of such Tranche B Term Loans and Tranche C Term Loans the opportunity to waive the right to receive the amount of such optional prepayment. In the event such holders elect to waive such right, the amount that would otherwise have been applied as such optional prepayment of the applicable
                               Tranche B Term Loans and/or Tranche C Term Loans shall be applied to prepay the Tranche A Term
                               Loans and Acquisition Loans pro rata and, after the Tranche A Term Loans and Acquisition Loans have been paid in full, any remaining amount shall be applied to the prepayment of the other
                               Tranche B Term Loans and Tranche C Term Loans pro rata. Optional prepayments of the Term Loans and (except as otherwise provided under "Acquisition
                               Facility -- Availability" above) Acquisition
                               Loans may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:         The following amounts shall be applied to prepay
                               the Tender Loans, the Term Loans and/or
                               Acquisition Loans and/or reduce the commitments under the Acquisition Facility and/or the Revolving Credit Facility:

                               (a) subject to exceptions to be agreed, 50% of the net proceeds of the sale or issuance of equity (other than (i) any sale or issuance of equity the proceeds of which are used to refinance the Subordinated Facility and (ii) up to $25,000,000 of equity contributed by the Buyers to the Borrower, the proceeds of which are used to fund Permitted Acquisitions) and 100% of the net proceeds of the incurrence of certain indebtedness after the Closing Date by the Borrower or any of its subsidiaries (other than proceeds of the Senior Subordinated Notes and the

                               Subordinated Facility and any proceeds of any other subordinated debt to the extent applied to repay the Subordinated Facility);

                               (b) subject to exceptions to be agreed, 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including a basket and capacity for reinvestment) to be agreed upon; and

                               (c) 50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the 1998 fiscal year) payable within 90 days after the relevant fiscal year-end. Step-downs in the percentage of excess cash flow resulting in prepayments and commitment reductions will be made following reductions of leverage below levels to be negotiated.

                               All such mandatory prepayments of Loans and/or reductions of commitments shall be applied first to prepay any outstanding Tender Loans. After the Tender Loans shall have been repaid in full, the Term Loans and Acquisition Loans shall be prepaid or reduced, as the case may be. Mandatory prepayments of the Term Loans and Acquisition Loans shall be applied pro rata to the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and the Acquisition Loans, and ratably to the remaining installments thereof. After the Term Loans and Acquisition Loans have been repaid in full, the commitments under the Revolving Credit Facility and the unused commitments under the Acquisition Facility and shall be permanently reduced on a ratable basis. Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Term Loans and the Tranche C Term Loans, the Borrower may (at its option) offer the holders of such Tranche B Term Loans and Tranche C Term Loans the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event such holders elect to waive such right, the amount that would otherwise have been applied as such mandatory prepayment of the applicable Tranche B Term Loans and/or Tranche C Term Loans shall be applied to prepay the Tranche A Term Loans and Acquisition Loans pro rata and, after the Tranche A Term Loans and Acquisition Loans have been paid in full, any remaining amount shall be applied to the prepayment of the other Tranche B Term Loans and Tranche C Term Loans pro rata. Mandatory prepayments of the Term Loans and Acquisition Loans may not be reborrowed.

                               Proceeds of the Senior Subordinated Notes and the Subordinated Facility (other than proceeds of Senior Subordinated Notes and other subordinated debt to the extent applied to repay the Subordinated Facility) shall be applied as follows: first, the outstanding Tender Loans shall be repaid in full, second, an amount (the "Escrow Amount") equal to the amount required to purchase any Shares (and related options) not acquired pursuant to the Tender Offer (other than the Rollover Shares) shall be deposited in escrow pending purchase of such Shares on terms and conditions satisfactory to the Administrative Agent, third (a) in the event the RIK Acquisition is not consummated prior to the receipt of such proceeds, the outstanding Acquisition Loans shall be repaid in full, or (b) in the event the RIK Acquisition is consummated prior to receipt of such proceeds, the Acquisition Loans shall be repaid to the extent the aggregate outstanding principal amount thereof exceeds $23,000,000, and fourth any remaining proceeds shall be applied to repay any outstanding Revolving Credit Loans (but shall not reduce any commitments under the Revolving Credit Facility). As used herein, "RIK Acquisition" means the acquisition by the Borrower of the assets of RIK Medical, L.L.C. and RIK Medical East, L.L.C.

IV. Collateral                 The obligations of each of the Borrower and each
                               Guarantor (collectively, the "Credit Parties") in respect of the Credit Facilities and any interest rate or foreign currency protection agreements in respect thereof provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property (other than leasehold interest which are not material), all of the capital stock of the Borrower's direct and indirect subsidiaries
                               (limited to 65% of such capital stock in the case of foreign subsidiaries), and, if any holding company parent of the Borrower exists, all of the capital stock of the Borrower, and rights under the Recapitalization Documentation (as defined in Exhibit B)), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V. Certain Conditions

Initial Conditions:            The availability of the Credit Facilities shall
                               be conditioned upon the completion and/or satisfaction on or before January 31, 1998, of the applicable conditions set forth in Exhibit B and other customary corporate and document delivery requirements.

On-Going Conditions:           The making of each extension of credit shall be
                               conditioned upon (a) the accuracy of all representations and warranties in the documentation (the "Credit Documentation") with respect to the Credit Facilities (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or would be reasonably likely to have a material adverse effect on (a) the Recapitalization, (b) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative
                               Agent and the Lenders thereunder.

VI. Certain Documentation Matters

                               The Credit Documentation shall contain
                               representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:                    Financial statements (including pro forma
                               financial statements); absence of undisclosed liabilities; no material adverse change;
                               corporate existence; compliance with law;
                               corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation;
                               no default; ownership of property; liens;
                               intellectual property; no burdensome
                               restrictions; taxes; Federal Reserve regulations;
                               ERISA; Investment Company Act; subsidiaries;
                               environmental matters; solvency; labor matters;
                               accuracy of disclosure; Recapitalization
                               Documentation; creation and perfection of security interests; and status of Credit
                               Facilities as senior debt.

Affirmative Covenants:         Delivery of financial statements, reports,
                               accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                               continuation of business and maintenance of existence and material rights and privileges;
                               compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                               right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances
                               (including, without limitation, with respect to security interests in after-acquired property);
                               deposit of the Escrow Amount in escrow pending consummation of the Merger on terms and conditions reasonably satisfactory to the
                               Administrative Agent; and agreement to obtain within 90 days after the Closing Date interest rate protection in an amount equal to 50% of the principal amount of the Term Loans for a period of three years in a manner satisfactory to the Administrative Agent.

Financial Covenants:           To include minimum EBITDA, minimum interest
                               coverage ratio and maximum leverage ratio.

Negative Covenants:            Limitations on: indebtedness; liens; guarantee
                               obligations; mergers, consolidations,
                               liquidations and dissolutions; sales of assets;
                               leases; dividends and other payments in respect of capital stock and payments in respect of subordinated debt; capital expenditures;
                               investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; annual management fees and corporate allocations (not to exceed specified amounts); amendments to Recapitalization
                               Documentation; and, if there is a holding company parent of the Borrower, changes in the passive holding company status of Holdings.

                               Acquisitions will be permitted subject to the following conditions:

                               (a) The Borrower satisfies, and will continue to satisfy, after giving effect (on a pro forma basis) to the relevant acquisition and any debt incurred in connection therewith, all financial covenants, and such acquisition is consummated on a "friendly" basis;

                               (b) No default or event of default has then occurred and is continuing or would result therefrom;

                               (c)   The purchase price (including assumed
                                     indebtedness and the fair market value of any non-cash consideration) of the relevant acquisition does not exceed $25,000,000 individually and the purchase price of all such acquisitions since the Merger Closing Date does not exceed $70,000,000 in the aggregate (provided that such aggregate limitation may be increased by an aggregate amount of up to $25,000,000 of any equity infusions from the Buyers after the Merger Closing Date which are used to fund Permitted Acquisitions); and

                               (d) An amount at least equal to $15,000,000 is available to be borrowed under the Revolving Credit Facility after giving effect to the relevant acquisition.

                               Any acquisition which satisfies the foregoing conditions is referred to herein as a "Permitted Acquisition".

Events of Default:             Nonpayment of principal when due; nonpayment of
                               interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default;
                               bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document, security interest or subordination provision; failure to consummate the Merger; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than 51% of the aggregate amount of the Credit Facilities except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount of any Loan or extensions of the final date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of significant Guarantors or all or substantially all of the collateral and
                               (c) subject to clause (a)(i) above, the consent of 66-2/3% of the Lenders shall be required to change the scheduled amortization of the Loans. In addition, the consent of Lenders holding a majority of the aggregate principal amount of each of the Tranche B Term Loans and the Tranche C Term Loans shall be required with respect to certain modifications affecting prepayment of the Term Loan Facilities.

Assignments
and Participations:            The Lenders shall be permitted to assign and sell
                               participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative
                               Agent and (so long as no event of default has occurred and is continuing) the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments
                               (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000 and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000 in each case unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.
                               Voting rights of participants shall be limited to those matters set forth in clause (a) above with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above and those matters set forth in clause (b) above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:              The Credit Documentation shall contain customary
                               provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and
                               (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:               The Borrower shall pay (a) all reasonable
                               out-of-pocket expenses of the Agents, BancAmerica
                               Robertson Stephens ("BRS") and BT Alex. Brown
                               Incorporated ("BT Alex. Brown") associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                               (including the reasonable fees, disbursements and other charges of counsel (including the allocated costs of internal counsel)) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel
                               (including the allocated costs of internal counsel)) in connection with the enforcement of the Credit Documentation.

                               The Agents, BRS, BT Alex. Brown and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:       State of New York.

Counsel to the
Administrative Agent:          Simpson Thacher & Bartlett.

                                                                         Annex I
                                                                    to Exhibit A


                            Interest and Certain Fees


Interest Rate Options:         The Borrower may elect that the Loans comprising
                               each borrowing bear interest at a rate per annum equal to:

                                    the Base Rate plus the Applicable Margin; or

                                    the Eurodollar Rate plus the Applicable
                                    Margin.

                               provided that all Multi-Currency Loans shall bear interest as described below.

                               As used herein:

                               "Base Rate" means the highest of (i) the rate of interest publicly announced by Bank of America as its "reference rate" (the "Reference Rate"), and
                               (ii) the federal funds effective rate from time to time plus 0.5%.

                               "Applicable Margin" means:

                                    (a) in the case of the Revolving Credit
                                    Loans, Tender Loans, Tranche A Term Loans and Acquisition Loans, (i) 1.25%, in the case of Base Rate Loans (as defined below) and (ii) 2.25%, in the case of Eurodollar Loans (as defined below);

                                    (b) in the case of the Tranche B Term Loans,
                                    (i) 1.50% in the case of Base Rate Loans and
                                    (ii) 2.50% in the case of Eurodollar Loans;
                                    and

                                    (c) in the case of Tranche C Term Loans, (i)
                                    1.75% in the case of Base Rate Loans and
                                    (ii) 2.75% in the case of Eurodollar Loans.

                               The foregoing margins applicable to Revolving Credit Loans and Tranche A Term Loans shall be subject to reduction after the end of the second full fiscal quarter after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default has occurred and is continuing.

                               "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the

                               Borrower) are offered to Bank of America in the interbank eurodollar market, provided that, so long as any Tender Loans are outstanding, the Borrower will be permitted to select interest periods of one week with respect to Tender Loans and any Acquisition Loans and Revolving Credit Loans made on the Closing Date.

Interest Payment Dates:        In the case of Loans bearing interest based upon
                               the Base Rate ("Base Rate Loans"), quarterly in arrears.

                               In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:               The Borrower shall pay a commitment fee
                               calculated at the rate of 0.50% per annum on the average daily unused portion of each of the Revolving Credit Facility and the Acquisition
                               Facility, payable quarterly in arrears.

                               The foregoing commitment fee shall be subject to reduction after the end of the second full fiscal quarter after the Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default has occurred and is continuing.

Letter of Credit Fees:         The Borrower shall pay a commission on all
                               outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans that are Revolving Credit Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                               A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Multi-Currency Loan
 Interest and Fees:            In the event that Multi-Currency Loans in a
                               foreign currency are made available by all the Lenders, such Multi-Currency Loans shall bear interest at the applicable local base rate for such Multi-Currency Loans as determined by the Administrative Agent plus the Applicable Margin then in effect for Eurodollar Loans. In the event that Multi-Currency Loans in a foreign currency are fronted by a Lender, (a) such Multi-Currency
                               Loans shall bear interest at
                               the applicable local base rate for such
                               Multi-Currency Loans as determined by the relevant fronting Lender, (b) the Borrower shall pay a commission on such Multi-Currency Loans at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Loan and (c) a fronting fee equal to an amount to be determined per annum on the face amount of each such Multi-Currency Loan shall be payable quarterly in arrears to the relevant fronting Lender for its own account. The commission payable pursuant to clause (b) of the immediately preceding sentence shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

Default Rate:                  At any time when the Borrower is in default in
                               the payment of any amount due under the Credit
                               Facilities, all Loans shall bear interest at 2% above the rate otherwise applicable thereto.
                               Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant Base Rate Loans.

Rate and Fee Basis:            All per annum rates shall be calculated on the
                               basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Reference
                               Rate) for actual days elapsed.

                                                                       EXHIBIT B


                   The availability of the Credit Facilities, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions (the date upon which such conditions are satisfied is referred to as the "Closing Date"). Capitalized terms used but not defined herein have the meanings given in said Exhibit.

                               (a) Each Credit Party shall have executed and delivered satisfactory definitive Credit Documentation and all conditions to the initial borrowings thereunder shall have been satisfied.

                               (b) The Borrower shall have received at least $125,000,000 in cash proceeds from the sale of the New Investor Shares prior to the consummation of the Tender Offer on satisfactory terms and conditions.

                               (c) The Tender Offer shall have been consummated in accordance with applicable law and on satisfactory terms and all conditions to the Tender Offer contained in the Transaction Agreement shall have been satisfied or complied substantially on the terms set forth therein and not waived without the Administrative Agent's consent (which shall not be unreasonably withheld). The Transaction Agreement and other documentation (collectively, the
                               "Recapitalization Documentation") relating to the Recapitalization shall have satisfactory terms and conditions, shall be in full force and effect and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect. Without limiting the foregoing, the Transaction Agreement shall provide that, pursuant to the Merger, the Rollover Shares (which shall have an aggregate value of at least $355,200,000) shall be converted to newly issued shares of the Borrower as the surviving corporation of the Merger, which newly issued shares shall represent all of the issued and outstanding common stock of the Borrower immediately following the Merger.

                               (d) (i) (A) The Borrower shall have entered into a loan or credit agreement with financial institutions satisfactory to the Lenders pursuant to which such financial institutions shall have agreed to provide to the Borrower a $200,000,000 subordinated bridge facility to the Borrower as interim bridge financing to the Senior Subordinated Notes (as defined below) on terms and conditions satisfactory to the Lenders (the "Subordinated Facility"), (B) all conditions precedent to the effectiveness of such loan or credit agreement shall have been satisfied and
                               (C) the Borrower shall have engaged one or more financial institutions satisfactory to the Lenders to publicly sell or privately place at least $200,000,000 of senior subordinated unsecured notes (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement on terms and conditions satisfactory to the Lenders or (ii) the Borrower shall have received the proceeds from the issuance of $200,000,000 of Senior Subordinated Notes.

                               (e) At least 27,000,000 of the issued and outstanding Shares (other than the Rollover Shares) shall have validly tendered and accepted for payment pursuant to the Tender Offer. All documents and materials filed publicly by the Buyers in connection with the Tender Offer and the Merger shall have been furnished to the Lenders and shall be satisfactory in from and substance to the Lenders. In addition, after giving effect to the Tender Offer and the cancellation of the Shares purchased pursuant to the Tender Offer, the New Investor Group shall control (by direct ownership or contractual undertakings) at least 66-2/3% (or such greater percentage as shall be required to approve the Merger), on a fully diluted basis, of the aggregate voting power of the Shares which may be voted in connection with the approval of the Merger.

                               (f) The Lender shall have received evidence satisfactory to them that (i) the aggregate purchase price for all of the issued and outstanding Shares and related options shall not exceed $855,000,000 and (ii) the aggregate fees and expenses with respect to the Recapitalization shall not exceed $44,000,000.

                               (g) Substantially all of the existing
                               indebtedness of the Borrower and its subsidiaries shall have been repaid on satisfactory terms. The capitalization and structure of each Credit Party after the Recapitalization shall be reasonably satisfactory in all respects. The Administrative Agent shall be satisfied with senior management and their employment contracts and proposed ownership interests in the Borrower.

                               (h) The Lenders, the Agents, BRS and BT Alex. Brown shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                               (i) All governmental and third party approvals necessary in connection with the Recapitalization (other than with respect to the Merger), the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Recapitalization or the financing thereof, except for such governmental and third party approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Borrower and its subsidiaries, taken as a whole.

                               (j) The Lenders shall have received (i) audited financial statements of the Borrower for the fiscal years ending in 1994, 1995 and 1996 and
                               (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above as to which such financial statements are available and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its subsidiaries, from what was reflected in the financial statements or projections previously furnished to the Lenders.

                               (k) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the consummation of the Recapitalization and the financings contemplated hereby as if such transactions had occurred on such date prepared in accordance with Regulation S-X under the Securities Act and consistent in all material respects with the sources and uses of cash for the Recapitalization as previously described to the Lenders and the forecasts previously provided to the Lenders.

                               (l) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower and its subsidiaries except for liens permitted by the Credit Documentation.

                               (m) All documents and instruments required to perfect the Administrative Agent's security interest in the collateral under the Credit Facilities shall have been executed and be in proper form for filing, and, in connection with the real estate collateral, the Administrative Agent shall have received title insurance policies, surveys, permits, certificates of occupancy and other customary documentation to the extent reasonably determined to be required by the Administrative Agent.

                               (n) The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Borrower and its subsidiaries after the Tender Offer.

                               (o) The Lenders shall have received a
                               satisfactory solvency certificate of management of the Borrower and a satisfactory solvency opinion from Houlihan Lokey Howard & Zukin, in each case which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Recapitalization and the other transactions contemplated hereby.

                               (p) The Lenders shall have received a reasonably satisfactory environmental audit with respect to certain real property owned or leased by the Borrower and its subsidiaries.

                               (q) Neither the Borrower nor any Buyer shall be in breach or violation of any of its obligations under the documentation relating to the Recapitalization or the financing thereof.

                               (r) Neither the Borrower nor any of its
                               affiliates and subsidiaries shall be subject to material contractual or other material restrictions that would be violated by the Recapitalization.

                               (s) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries, (ii) if reasonably available, delivered pursuant to the Recapitalization Documentation, accompanied by reliance letters in favor of the Lenders and
                               (iii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                               (t) The Lenders shall be satisfied that the making of the Loans will not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve.

                               (u) (i) As a condition to the making of the Tender Loans, the Term Loan Facilities shall have been fully drawn and (ii) as a condition to the making of Acquisition Loans to finance the Recapitalization, the Tender Facility shall have been fully drawn.

                               (v) All representations and warranties of the Borrower and its subsidiaries under the Credit Documentation shall be true and correct and no default or event of default under the Credit Documentation shall have occurred and be continuing.